Exhibit 99.1

GOLDEN MINERALS ANNOUNCES HIGH GRADE RESOURCE ESTIMATE FOR VELARDENA PROPERTY IN DURANGO MEXICO

GOLDEN, CO — (MARKETWIRE) — May 18, 2012 — Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE Amex: AUMN) (TSX: AUM) is pleased to announce the results of a Canadian National Instrument 43-101 (“NI 43-101”) compliant mineral resource estimate for the Velardeña  Operations in Mexico which was received yesterday, May17th.  The resource estimate has been prepared under the direct supervision of Robert Sanderfur, PE, of the firm of Chlumsky, Armbrust and Meyer (CAM).

The new resource estimate demonstrates significantly higher grades (approximately 50% on a gold/silver equivalent basis) than previous estimates.

The CAM measured, indicated and inferred resource estimate, which does not include the San Diego property, is shown in the following table:

Classification	Tonnes (M)	Gold (g/t)	Silver (g/t)	Gold Ounces (M)	Silver Ounces (M)	Silver Equivalent Ounces (M)
Measured & Indicated	2.3	3.46	195	0.3	14.6	27.6
Inferred	3.1	3.33	159	0.3	15.8	32.3

The CAM resource used a gold price of $1255.12 per troy ounce and a silver price of $23.28 per troy ounce, and a cutoff grade of a net smelter return (NSR) of $120.00 per tonne.

The measured and indicated resource at Velardeña is 2.3 million tonnes at grades of 3.46 grams per tonne of gold and 195 grams per tonne of silver which at a 50:1 gold to silver equivalent ratio totals 27.6 million ounces. Previous estimates had greater tonnes at significantly lower grades and slightly higher total ounces.

The measured and indicated resource remains relatively the same after two years of mining which indicates that the Company has been able to develop new measured and indicated resources to replace those mined.  The Company and CAM believe that this rate of replacement is likely to continue in the future, and that this deposit is similar to other epithermal vein systems where it is not cost effective or practical to drill the entire resource base.

Jeffrey G Clevenger, President and CEO commented; “Golden Minerals is fortunate to have a near term cash generating project in this current down turn for the junior sector.  Higher grades identified with our new resource estimate at Velardeña will only facilitate our goals of becoming financially self sufficient.”

The new estimate of inferred is reduced from previous estimates as a result of a conservative strict geostatistical approach for classifying the inferred category.  The new CAM inferred resource estimate for contained ounces of gold and silver is 0.3 million and 15.8 million ounces respectively, compared to 1.4 million and 63.8 million respectively in the previous estimate.

CAM also provided the following conceptual estimate of the exploration potential of additional mineralized zones, most of which were included in the previous estimate of inferred resources.

GOLDEN MINERALS COMPANY

350 Indiana Street — Suite 800 — Golden, Colorado 80401 —  Telephone (303) 839-5060 —  Fax (303) 839-5907

The range of potential is as shown below:

Range	Tonnes (M)	Gold (g/t)	Silver (g/t)
High	27.9	3.4	210
Low	10.5	2.3	140

The exploration potential was calculated on the basis of similar parameters to that of the previous estimate for inferred resources. Potential must be stated as a range and there is much greater uncertainty in tonnage than grade. Uncertainty in grade is in the order of + or — 20%.

The potential quantity and grade shown in the table above is conceptual in nature.  Insufficient exploration has been completed at this stage to define a mineral resource, and it is uncertain if further exploration will result in the target being delineated as a mineral resource.

Robert Sandefur, PE , the CAM geostatistician responsible for the new resource estimate, and qualified person, commented that  “The CAM calculation of the range of potential appears to be similar to previous estimates of inferred resource and there is greater upside potential to the high number than downside potential to the low number.”

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the ramp-up and expansion of existing production at the Velardeña Operations in  Mexico and advancement of the evaluation stage El Quevar project in Argentina.

Review by Qualified Person, Quality Control and Reports

The mineral resource estimate was prepared by the consulting firm of Chlumsky, Armbrust & Meyer, under the supervision of Robert Sandefur, Professional Engineer, and a Qualified Person as defined by NI 43-101, who is independent of Golden Minerals. The mineral resources in this estimate were calculated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), Standards on Mineral Resources and Reserves, Definitions and Guidelines, prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council on December 11, 2005.

A NI 43-101 Technical Report supporting disclosure of this mineral resource will be filed by Golden Minerals on Sedar within 45 days of this press release.

Cautionary Note to U.S. Investors concerning Estimates of Measured,  Indicated and Inferred Resources

This press release uses the terms “measured resources “, “indicated resources” and “inferred resources” which are defined in, and required to be disclosed by, NI 43-101. We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”).  The estimation of measured resources and  indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves.  Mineral resources are not mineral reserves, and U.S. investors are cautioned not to assume that measured mineral resources or indicated mineral resource will be converted into reserves.  The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.   U.S. investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically mineable, or will be upgraded into measured or indicated mineral resources.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and applicable Canadian securities laws, including statements regarding forecasts of production from the Velardeña Operations and estimates of measured, indicated and inferred resources, as well as estimates of the exploration potential of additional mineralized zones. These statements are subject to risks and uncertainties, including unexpected events at the Velardeña Operations, including further delays in obtaining the underground mobile mining equipment from El Quevar, or in completing installation of the bulk flotation process at the oxide plant; operational changes or problems; variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores; delays or failure in receiving required board or government approvals or permits; technical, permitting, mining, metallurgical or processing issues; failure to achieve anticipated increases in production and improvements in head grades, recoveries and concentrate production and quality at the Velardeña Operations; problems that delay or reduce mine development; delays in or failure to realize anticipated benefits of plant optimization efforts; timing and availability of external funding on acceptable terms to construct expanded production facilities,; changes in and unfavorable interpretations of geologic, metallurgical, mining or processing information; failure to realize anticipated gold production increases from the addition of the bulk flotation process being installed at the oxide plant; failure to realize anticipated production increases from the anticipated increase in mine development;  loss of and inability to adequately replace skilled mining and management personnel; possible disputes with customers or joint venture partners; failure of undeveloped ore or veins  to meet expectations; volatility or other changes in the U.S. and Canadian securities markets; availability and cost of materials, supplies and electrical power required for mining operations and exploration; fluctuations in silver, gold, zinc and lead prices, costs and general economic conditions; changes in political conditions, tax, environmental and other laws, diminution of physical safety of employees in Mexico, and other conditions in the countries in which the Company operates.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2011.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

SOURCE: Golden Minerals Company